UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

WEX INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP

IMPACTIVE CAPITAL LP

IMPACTIVE CAPITAL LLC

IMPACTIVE ZEPHYR FUND LP

IMPACTIVE SIERRA FUND LP

LAUREN TAYLOR WOLFE

CHRISTIAN ASMAR

KURT P. ADAMS

ELLEN R. ALEMANY

ALEMANY OCTOBER 2025 GRAT NO. 1

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), has filed a definitive proxy statement and accompanying white universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (the “Company”). On May 3, 2026, in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, Impactive withdrew its slate of nominees for election to the Board of Directors of the Company (the “Board”) at the Annual Meeting. Impactive will not vote any proxies received from stockholders of the Company at the Annual Meeting.

Pursuant to the Cooperation Agreement, the Board agreed to (i) set the size of the Board to eleven directors as of the Annual Meeting, (ii) supplement the Company’s proxy statement for the Annual Meeting to include Kurt Adams and Ellen Alemany (the “Independent Director Nominees”) and Lauren Taylor Wolfe (the “Impactive Designee,” and together with the Independent Director Nominees, the “New Director Nominees”) as nominees of the Board for election at the Annual Meeting, and (iii) nominate each of the New Director Nominees, Daniel Callahan, Aimee Cardwell, David Foss, James Groch, Derrick Roman, Melissa Smith, Stephen Smith and Susan Sobbott for election to the Board at the Annual Meeting (collectively, the “2026 Slate”).

Further, the Cooperation Agreement provides that at the first regular meeting of the Board after the Annual Meeting (the “Board Meeting”), the Board will take necessary steps to separate the roles of Chair of the Board and Chief Executive Officer. At the Board Meeting, the Board will also determine the composition of the Audit Committee, Nominating and Governance Committee, Leadership Development and Compensation Committee, Technology and Cybersecurity Committee and the Finance Committee and select new committee chairs for each of the Nominating and Governance Committee and the Leadership Development and Compensation Committee. At the Board Meeting, the Board will appoint (i) Ms. Taylor Wolfe to the Nominating and Governance Committee and the Audit Committee, (ii) Ms. Alemany to the Nominating and Governance Committee and the Finance Committee, and (iii) Mr. Adams to the Leadership Development and Compensation Committee and the Technology and Cybersecurity Committee.

Until the earlier of the Nomination Termination Date and the Impactive Principal Termination Date (each as defined below) and as long as Impactive’s Net Long Position (as defined in the Cooperation Agreement) remains at or above the lesser of (x) three percent of the then-outstanding shares of WEX’s common stock, par value $0.01 per share (the “Common Stock”) and (y) 1,040,044 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations), in the event that any of the New Director Nominees is no longer able to serve as a director of WEX, Impactive would be entitled to designate a replacement candidate, subject to the approval of the Board (such replacement, a “Replacement Director”).

The Cooperation Agreement also contains customary voting commitment, standstill, non-disparagement and expense reimbursement provisions.

The Cooperation Agreement will terminate on the date that is the later of (i) the date that is thirty days prior to the advance notice deadline for director nominations for election to the Board at the 2027 annual meeting of stockholders (the “Nomination Termination Date”) and (ii) the date that is ten days after the Impactive Designee or any Replacement Director ceases to serve as a director on the Board (the “Impactive Principal Termination Date”), unless earlier terminated by mutual written agreement.

The Cooperation Agreement further provides that the Board will postpone the Annual Meeting, but will convene the Annual Meeting as promptly as possible, and in any event, prior to the Board Meeting.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2026, and incorporated herein by reference.